Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	KVH Industries, Inc. Donald W. Reilly 401-608-8977 dreilly@kvh.com	FTI Consulting Christine Mohrmann 212-850-5600
KVH Industries Reports Second Quarter 2017 Results

MIDDLETOWN, RI, August 2, 2017 — KVH Industries, Inc., (Nasdaq: KVHI) reported financial results for the quarter ended June 30, 2017 today. The company will hold a conference call to discuss these results at 10:30 a.m. ET today, which can be accessed at investors.kvh.com. Following the call, a replay of the webcast will be available through the company’s website.
Second Quarter 2017 Highlights

•	Revenue for the second quarter of 2017 was $40.5 million, a decrease of 12%, from $46.0 million in the second quarter of 2016. On a constant currency basis, revenue decreased 10%.

•
In the second quarter of 2017, mini-VSAT Broadband Airtime revenue grew $1.0 million, or 6%, compared to the second quarter of 2016. Likewise, the number of airtime subscribers also increased 6% for this period. Usage-based airtime plans grew to 60% for all airtime plans, helping increase airtime gross margin to a record 39%.

•
AgilePlans, our new Connectivity as a Service Program, for the commercial maritime sector, launched successfully in the quarter, representing 20% of all mini-VSAT Broadband shipments. The revenue recognized from AgilePlans was not significant due to the time between shipments and activation.

•
Strong inertial measurement unit (IMU) sales drove fiber optic gyro (FOG) product revenue higher by 11% and contracted engineering service revenue almost doubled in the second quarter of 2017 compared to the second quarter of 2016.

•	Net loss in the second quarter of 2017 was $2.0 million, or $0.12 per share, compared to net loss of $0.8 million, or $0.05 per share, in the second quarter of 2016.

•	Non-GAAP net income in the second quarter of 2017 was $0.5 million, or $0.03 per share, compared to $1.2 million, or $0.08 per share in the second quarter of 2016.

•	Non-GAAP adjusted EBITDA in the second quarter of 2017 was $2.1 million compared to $3.5 million in the second quarter of 2016.

Commenting on the quarter, Martin Kits van Heyningen, KVH’s Chief Executive Officer, said, “We continue to be pleased with the growth in our Airtime service revenues and margins. We recorded another quarter of solid airtime and subscriber growth, and achieved record airtime gross margins of 39%. In addition, we launched our new subscription-based Connectivity as a Service Program, AgilePlans, this quarter and the feedback we have received so far continues to be very positive. AgilePlans represented over 38% of TracPhone V7-IP and V11-IP maritime shipments in the second quarter.”

The company operates in two segments, mobile connectivity and inertial navigation. Net sales for the mobile connectivity segment in the second quarter of 2017 decreased $2.8 million, or 8%, as compared to the second quarter of 2016 due to lower mini-VSAT Broadband product sales due in part to the fact that, under our AgilePlans program, we do not recognize revenue from products delivered to customers, and lower content and training revenues driven primarily by the weakness in the British Pound, partially offset by higher airtime revenues. Net sales for our inertial navigation segment in the second quarter of 2017 decreased $2.7 million, or 30%, compared to the second quarter of 2016, driven by a $3.5 million decrease in TACNAV sales, due to a large order that occurred in the second quarter of 2016. This decrease was partially offset by an increase in FOG product sales and contracted engineering services.

Financial Highlights (in millions, except per share data)

	Quarter Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
GAAP Results
Revenue	$40.5	$46.0	$80.7	$86.4
Net loss	$(2.0)	$(0.8)	$(6.9)	$(3.6)
Net loss per share	$(0.12)	$(0.05)	$(0.42)	$(0.23)

Non-GAAP Results
Net income (loss)	$0.5	$1.2	$(0.9)	$0.6
Net income (loss) per share	$0.03	$0.08	$(0.05)	$0.04
Adjusted EBITDA	$2.1	$3.5	$1.3	$4.5
For more information regarding our non-GAAP financial measures, see the tables at the end of this release.
Second Quarter Financial Summary
Revenue was $40.5 million for the second quarter of 2017, a decrease of 12%, compared to the second quarter of 2016. The British Pound negatively impacted consolidated revenue in 2017 by $0.8 million, or 2%.
Product revenues for the second quarter of $14.3 million were 29% lower than the prior year quarter, due to a decrease in mobile connectivity product sales of $2.7 million and a $3.0 million decrease in our inertial navigation product sales. Mobile connectivity product sales decreased partly due to the timing of a particularly large order received in the prior year quarter, as well as the impact of the new AgilePlans subscription service under which we do not recognize revenue from product sales. We believe inclement weather, particularly in the U.S. East Coast region, also impacted our marine business as boat owners delayed the seasonal retrofitting of their vessels. Inertial navigation product sales decreased due to a $3.5 million decrease in TACNAV sales, due to a large order which occurred in the prior year quarter, partially offset by a $0.5 million increase in FOG product sales.
Service revenues for the second quarter were $26.2 million, an increase of 1% compared to the prior year quarter. Airtime service revenues, which include mini-VSAT Broadband airtime revenues, increased 6%. Content and training revenues, which include our entertainment, e-Learning, and safety content decreased by 9%; however, on a constant-currency basis, these revenues increased by 1%. Weakness in the British Pound negatively impacted content and training revenues by $0.8 million, or 10%. Our engineering service revenues in the second quarter of 2017 increased by $0.4 million compared to the second quarter of 2016 as a result of a substantial contract which began in the first quarter and is expected to be completed in the third quarter of 2017.
Our operating expenses decreased $1.0 million year-over-year to $19.4 million, primarily due to a decrease in commissions and a decrease in unfunded engineering costs, partially offset by an increase in consulting, salaries, and associated compensation expenses due to increased headcount to support our strategic initiatives.

Six Months Ended June 30 Financial Summary
Revenue was $80.7 million for the six months ended June 30, 2017, a decrease of 6%, compared to the six months ended June 30, 2016. The British Pound negatively impacted consolidated revenue in 2017 by $1.8 million, or 2%.
Product revenues for the six months ended June 30, 2017 were $29.2 million which was 18% lower than the comparable period last year, due to a decrease in mobile connectivity product sales of $3.7 million and a $2.6 million decrease in our inertial navigation product sales. Mobile connectivity product sales decreased primarily due to the decrease in the second quarter described above. Inertial navigation product sales decreased due to a $3.5 million decrease in TACNAV sales, due to a large order which occurred in the second quarter of 2016 and was partially offset by a $0.9 million increase in FOG product sales in the current period.
Service revenues for the six months ended June 30, 2017 were $51.5 million, an increase of 1% compared to the year ago period. Airtime service revenues, which include mini-VSAT Broadband airtime revenues, increased 6%. Content and training revenues, which include our entertainment, e-Learning, and safety content, decreased by 11% and were relatively flat on a constant-currency basis. Weakness in the British Pound negatively impacted content and training revenues by $1.8 million, or 12%. Our engineering service revenues in the six months ended June 30, 2017 increased by $1.1 million compared to the six months ended June 30, 2016 as a result of a substantial contract which began in the first quarter and is expected to be completed in the third quarter of 2017.
Our operating expenses decreased $0.2 million year-over-year to $40.3 million, primarily due to a decrease in commission expense and a decrease in unfunded engineering costs partially offset by an increase in consulting, salaries, and associated compensation expenses due to increased headcount to support our strategic initiatives.

Third Quarter 2017 and Full Year 2017 Outlook

We continue to expect that 2017 will be an important year of strategic investment in certain initiatives that we believe have the potential to result in significant revenue growth in 2018 and beyond. We are tightening our revenue guidance, which is now $170 million to $184 million. Our full year guidance for EPS and EBITDA remains unchanged from the guidance provided earlier in the year as we have aligned our costs to offset the impact of the modest reduction in the high end of our revenue range. Furthermore, while we remain optimistic that the large anticipated orders for our TACNAV systems will be received in 2017 with a limited number shipping this year, we have not received those orders at this point. We now expect the 2017 installment on those orders to be shipped in the fourth quarter. Specifically, our guidance for the third quarter and full year of 2017 is as follows:

(in millions, except per share data)	Expected Range for the Third Quarter		Expected Range for the Full Year
	From	To	From	To
Revenue	$41.0	$43.0	$170.0	$184.0
GAAP EPS	$(0.21)	$(0.17)	$(0.69)	$(0.38)
Non-GAAP EPS	$0.01	$0.04	$0.07	$0.27
Non-GAAP Adjusted EBITDA	$1.2	$1.9	$8.5	$13.5

Other Recent Announcements

•	KVH Announces CHARTlink for ChartCo, Delivering Charts and Publications to Vessels at Sea Seamlessly

•	KVH Announces YOURlink for Delivering Corporate Videos to Vessels at Sea

•	KVH Videotel Launches Extensive Training Suite to Address Gaps in Seafarer Engineering Knowledge

•	Smit Lamnalco Selects KVH Maritime Solution for Connectivity and Network Management Services on its Offshore Vessels

Please review the corresponding press releases for more details regarding these developments.
Conference Call Details
KVH Industries will host a conference call today at 10:30 a.m. ET through the company’s website. The conference call can be accessed at investors.kvh.com and listeners are welcome to submit questions pertaining to the earnings release and conference call to ir@kvh.com. The audio archive will be available on the company website within three hours of the completion of the call.
Non-GAAP Financial Measures
This release provides non-GAAP financial information, including constant-currency revenue, non-GAAP net income, non-GAAP diluted EPS, and non-GAAP adjusted EBITDA, as a supplement to the condensed financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing financial results to assess operational performance and (only in the case of non-GAAP adjusted EBITDA) liquidity. Constant-currency revenue is calculated on the basis of local currency results, using foreign currency exchange rates applicable to the earlier comparative period, and management believes that presenting information on a constant-currency basis helps management and investors to isolate the impact of changes in those rates from other factors. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. The company generally uses these non-GAAP financial measures to facilitate management’s financial and operational decision-making, including evaluation of the company’s historical operating results, comparison to competitors’ operating results, and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of the company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting our business.

Some limitations of non-GAAP net income (loss), non-GAAP diluted EPS, and non-GAAP adjusted EBITDA, include the following:

•	Non-GAAP net income (loss) and diluted EPS exclude amortization of intangibles, stock-based compensation, certain discrete tax items, acquisition-related compensation, and other discrete charges.

•
Non-GAAP adjusted EBITDA represents net income (loss) before interest income, interest expense, income taxes, depreciation, amortization, stock-based compensation, acquisition-related compensation and other discrete charges.

Other companies, including companies in our industry, may calculate these non-GAAP financial measures differently or not at all, which will reduce their usefulness as a comparative measure.

Future Non-GAAP Adjustments
Future GAAP diluted EPS may be affected by changes in ongoing assumptions and judgments, and may also be affected by non-recurring, unusual or unanticipated charges, expenses or gains, which are excluded in the calculation of our non-GAAP diluted EPS guidance as described in this press release.

Because non-GAAP financial measures exclude the effect of items that will increase or decrease our reported results of operations, management strongly encourages investors to review our consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables accompanying this release.

About KVH Industries, Inc.
KVH Industries is a leading manufacturer of solutions that provide global high-speed Internet, television, and voice services via satellite to mobile users at sea and on land and is a leading news, music, entertainment, and training content provider to many industries including maritime, retail, and leisure. KVH Industries is also a premier manufacturer of high-performance sensors and integrated inertial systems for defense and commercial guidance and stabilization applications. KVH is based in Middletown, RI, with research, development, and manufacturing operations in Middletown, RI, and Tinley Park, IL. The company’s global presence includes offices in Belgium, Brazil, Cyprus, Denmark, Hong Kong, India, Japan, the Netherlands, Norway, the Philippines, Singapore, and the United Kingdom.

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This press release contains forward-looking statements that involve risks and uncertainties. For example, forward-looking statements include statements regarding our financial goals for future periods, the success of our new initiatives, our anticipated revenue and earnings and the impact of our future initiatives on revenue, competitive positioning, profitability, and product orders. Actual results could differ materially from the forward-looking statements made in this press release. Factors that might cause these differences include, but are not limited to: delays in the receipt of anticipated orders for our products and services, including significant orders for TACNAV products, or the potential failure of such orders to occur at all; continued adverse impacts of currency fluctuations, particularly the British Pound; the uncertain impact on our overall revenues of our new AgilePlans, under which we recognize no revenues for product sales, either at the time of shipment or over the contract term; risks associated with the impact of Brexit on sales and operations in the U.K. and Europe and on the overall global economy; our ability to successfully implement our new initiatives without unanticipated additional expenses; potential reduced sales to companies in or dependent upon the turbulent oil and gas industry; continued substantial fluctuations in military sales, including to foreign customers; the unpredictability of defense budget priorities as well as the order timing, purchasing schedules, and priorities for defense products, including possible order cancellations; the uncertain impact of potential budget cuts by government customers; the impact of extended economic weakness on the sale and use of marine vessels and recreational vehicles; the potential inability to increase or maintain our market share in the market for airtime services; the need to increase sales of the TracPhone V-IP series products and related services to maintain and improve airtime gross margins; the need for, or delays in, qualification of products to customer or regulatory standards; potential declines or changes in customer demand, due to economic, weather, seasonal, and other factors, particularly with respect to the TracPhone V-IP series, including with respect to new pricing models; recent increases in airtime termination rates and lower unit sales in our mobile business; increased price and service competition in the mobile connectivity market; potential increased expenses associated with investments in new technology, including for our new high throughput satellite service; exposure for potential intellectual property infringement; potential additional litigation expenses; fluctuations in interest rates; potential changes in tax and accounting requirements or assessments, including management’s assessment of the probability and effect of future events; stock price volatility; and export restrictions, delays in procuring export licenses, and other international risks. These and other factors are discussed in more detail in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2017. Copies are available through our Investor Relations department and website, http://investors.kvh.com. We do not assume any obligation to update our forward-looking statements to reflect new information and developments.
KVH Industries, Inc. has used, registered, or applied to register its trademarks in the USA and other countries around the world, including but not limited to the following marks: KVH, TracVision, TracPhone, CommBox, TACNAV, IP-MobileCast, Videotel, mini-VSAT Broadband, NEWSlink, KVH OneCare, and AgilePlans by KVH. Other trademarks are the property of their respective companies.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Sales:
Product	$14,323	$20,062	$29,186	$35,444
Service	26,126	25,904	51,474	50,902
Net sales	40,449	45,966	80,660	86,346
Costs and expenses:
Costs of product sales	9,295	12,989	19,834	23,659
Costs of service sales	13,094	13,259	26,362	26,250
Research and development	3,761	4,037	7,708	7,820
Sales, marketing and support	8,124	9,234	16,864	17,892
General and administrative	7,543	7,140	15,730	14,792
Total costs and expenses	41,817	46,659	86,498	90,413
Loss from operations	(1,368)	(693)	(5,838)	(4,067)
Interest income	159	118	325	223
Interest expense	349	353	702	728
Other (expense) income, net	(112)	144	(180)	67
Loss before income tax expense (benefit)	(1,670)	(784)	(6,395)	(4,505)
Income tax expense (benefit)	356	22	516	(908)
Net loss	$(2,026)	$(806)	$(6,911)	$(3,597)
Net loss per common share:
Basic and diluted	$(0.12)	$(0.05)	$(0.42)	$(0.23)
Weighted average number of common shares outstanding:
Basic and diluted	16,446	15,825	16,354	15,774

KVH INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	June 30, 2017	December 31, 2016
ASSETS
Cash, cash equivalents and marketable securities	$44,202	$52,134
Accounts receivable, net	27,068	31,152
Inventories	23,412	20,745
Other current assets	4,863	4,801
Total current assets	99,545	108,832
Property and equipment, net	41,754	36,586
Goodwill	32,802	31,343
Intangible assets, net	16,657	17,838
Other non-current assets	5,751	5,134
Non-current deferred income taxes	24	24
Total assets	$196,533	$199,757
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$29,658	$25,082
Deferred revenue	9,906	6,661
Current portion of long-term debt	2,477	7,900
Total current liabilities	42,041	39,643
Other long-term liabilities	33	326
Non-current deferred tax liability	3,302	3,133
Long-term debt, excluding current portion	45,815	50,153
Stockholders’ equity	105,342	106,502
Total liabilities and stockholders’ equity	$196,533	$199,757

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET INCOME (LOSS)
(in thousands, except per share amounts, unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016		2017	2016
Net loss - GAAP	$(2,026)	$(806)		$(6,911)	$(3,597)
Amortization of intangibles	1,102	1,250		2,170	2,533
Stock-based compensation expense	852	829		1,812	1,881
Tax effect on the foregoing	(634)	(283)	(a)	(1,045)	(640)	(a)
Discrete tax expense, net (b)	1,274	22		3,123	31
Acquisition-related compensation	—	179		—	358
Net income (loss) - Non-GAAP	$568	$1,191		$(851)	$566

Net income (loss) per common share - Non-GAAP:
Basic and diluted	$0.03	$0.08		$(0.05)	$0.04

Weighted average number of common shares outstanding:
Basic	16,446	15,825		16,354	15,744
Diluted	16,497	15,867		16,354	15,886

(a)In 2016, consistent with the historical presentation, this does not include the tax effect of the amortization expense related to our intangible assets which were principally acquired in connection with our United Kingdom acquisition with such operations having a statutory tax rate of 20%.

(b)Represents a change in the valuation allowance on United States net operating losses, a state research and development tax credit, uncertain tax position adjustments, and penalties.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP
EBITDA AND NON-GAAP ADJUSTED EBITDA
(in thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
GAAP net loss	$(2,026)	$(806)	$(6,911)	$(3,597)
Income tax expense (benefit)	356	22	516	(908)
Interest expense, net	190	235	377	505
Depreciation and amortization	2,716	3,066	5,477	6,255
Non-GAAP EBITDA	1,236	2,517	(541)	2,255
Stock-based compensation expense	852	829	1,812	1,881
Acquisition-related compensation	—	179	—	358
Non-GAAP adjusted EBITDA	$2,088	$3,525	$1,271	$4,494

KVH INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP EPS GUIDANCE
(unaudited)

	Third Quarter Fiscal 2017 (Projected)	Full Year Fiscal 2017 (Projected)
Net loss per common share	$(0.21) - $(0.17)	$(0.69) - $(0.38)

Estimated amortization of intangibles (a)	$0.07	$0.28
Estimated stock-based compensation expense	$0.05	$0.23
Estimated tax effect	$(0.03)	$(0.13)
Discrete tax adjustments (b)	$0.13 - $0.12	$0.38 - $0.27

Non-GAAP net income per common share	$0.01 - $0.04	$0.07 - $0.27

(a)	Includes amortization of intangible assets resulting from acquisitions.

(b)	Represents incremental forecasted valuation allowance that we expect to record against additional deferred tax assets generated in 2017.

KVH INDUSTRIES, INC. AND SUBSIDIARIES
NON-GAAP ADJUSTED EBITDA GUIDANCE
(in millions, unaudited)

	Third Quarter Fiscal 2017 (Projected)	Full Year Fiscal 2017 (Projected)
GAAP net loss	$(3.5) - $(2.8)	$(11.1) - $(6.1)

Estimated income tax provision	$0.5	$1.6
Estimated interest expense, net	$0.2	$0.7
Estimated depreciation and amortization	$3.1	$13.6
Estimated stock-based compensation expense	$0.9	$3.7

Non-GAAP adjusted EBITDA	$1.2 - $1.9	$8.5 - $13.5

KVH INDUSTRIES, INC. AND SUBSIDIARIES
QUARTER TO DATE AND YEAR TO DATE REVENUE AND OPERATING INCOME BY SEGMENT
(in millions except for percentages, unaudited)

Segment Net Sales	Quarter Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Mobile connectivity sales
Product	$8.9	$11.6	$18.7	$22.4
Service	25.2	25.3	49.6	49.8
Net sales	$34.1	$36.9	$68.3	$72.2

Inertial navigation sales
Product	$5.4	$8.4	$10.5	$13.1
Service	1.0	0.7	1.9	1.1
Net sales	$6.4	$9.1	$12.4	$14.2

Operating (Loss) Income	Quarter Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Mobile connectivity	$2.6	$1.6	$3.3	$3.6
Inertial navigation	0.4	1.6	0.3	0.7
	3.0	3.2	3.6	4.3
Unallocated	(4.4)	(3.9)	(9.4)	(8.4)
Loss from operations	$(1.4)	$(0.7)	$(5.8)	$(4.1)

	Quarter Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Mobile Connectivity Revenue Components
Product Sales	22%	25%	23%	26%
mini-VSAT Broadband Airtime	41%	35%	40%	35%
Content and Training	20%	19%	20%	20%
Inertial Navigation Revenue Components
FOG based G&S products	12%	9%	11%	10%